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                                                                                                     5/30/97
                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 1996 and the twelve months ended April 30, 1997
                                                                                                                          Twelve
                                                                                                                          Months
                                                                                                                          Ended
                                                                                                                          April 30,
                                                      =============================================================================
                                                            1992       1993          1994          1995         1996       1997
                                                      -----------------------------------------Thousands of Dollars----------------

   Income Before Interest Charges                     $ 1,004,886    $1,034,795   $ 927,336    $  959,692    $  875,626  $  856,896
      Federal and state income taxes                      165,667       266,771     360,380       411,675       383,668     397,548
      Deferred income taxes, net                          194,748       168,372      34,130        35,367        35,830      11,693
      Deferred  investment  tax credits                    (5,704)      (18,274)       (489)        1,127             -           -
      AFUDC - Debt funds                                    8,459         8,294      11,613        12,123        11,452      11,482
                                                      ------------   ----------  -----------   -----------   ----------- -----------
         Earnings  as defined                         $ 1,368,056    $1,459,958  $1,332,970    $1,419,984    $1,306,576  $1,277,619
                                                      ============   ==========  ===========   ===========   =========== ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                         $ 404,854     345,552     $ 308,611    $ 257,092    $  210,149     $204,120
   Interest  on interim  obligations                        9,694      15,530        17,529       21,463        15,478       13,080
   Amort of debt disc, premium  and expense, net            7,891      14,087        15,776       15,846        14,802       14,761
   Other interest  charges                                 12,426      47,393        23,483       20,400        21,296       28,529
                                                        ---------- -----------    ----------   ----------   -----------    ---------
         Fixed charges as defined                         434,865     422,562       365,399      314,801       261,725      260,490
Tax  deductible   preferred  dividends                      1,804       1,753         1,753        1,753         1,753        1,753
                                                        ---------- -----------    ----------   ----------   -----------    ---------
                                                          436,669     424,315       367,152      316,554       263,478      262,243
                                                        ---------- -----------    ----------   ----------   -----------    ---------
Non-tax  deductible  preferred  dividends                  56,138      48,921        46,253       46,399        43,273       37,887
Ratio  of net income  before  taxes to net income       x   1.613     x 1.672       x 1.687     x  1.682     x   1.671      x 1.673
                                                        ---------- -----------    ----------   ----------   -----------    ---------
Pref  dividend  requirements  before  income  taxes        90,551      81,796        78,029       78,043        72,309       63,385
                                                        ---------- -----------    ----------   ----------   -----------    ---------
Fixed  charges  plus  pref  dividend  requirements      $ 527,220    $506,111     $ 445,181    $ 394,597    $  335,787     $325,628
                                                        ========== ===========    ==========   ==========   ===========    =========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                         2.59        2.88          2.99         3.60          3.89         3.92


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.


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